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                                                                     EXHIBIT 5.1


                                   October 22, 1999



Agilent Technologies, Inc.
3000 Hanover Street
Palo Alto, CA 94304

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on August 16, 1999 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 65,550,000 shares of your Common Stock, $.01 par value (the "Stock").
The Stock includes 57,000,000 shares to be issued and sold by the Company and an over-allotment option granted by the Company to the Underwriters to purchase 8,550,000 additional shares. We understand that the Stock is to be sold to the Underwriters for resale to the public as described in the Registration Statement.

     As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale by you of the Stock.

     It is our opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be duly authorized, legally and validly issued, fully paid and nonassessable.
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     We consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                         Very truly yours,


                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati

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